Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS FIRST QUARTER 2015 RESULTS

Reported EPS were $0.81 for the quarter. Core EPS were $0.81 for the quarter, up 9%.
Net sales increased 4% for the quarter.
Year-to-date, the company returned $214 million to shareholders.

Plano, TX, April 23, 2015 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported first quarter 2015 EPS of $0.81 compared to $0.78 in the prior year period, an increase of 4%. Core EPS were also $0.81, compared to $0.74 in the prior year, an increase of 9%.

For the quarter, reported net sales increased 4%, as a sales volume increase of 2% and favorable segment and product mix were partially offset by 1 percentage point of unfavorable foreign currency translation. Reported segment operating profit (SOP) increased 7%, or $23 million, on net sales growth, ongoing productivity improvements and a planned reduction in marketing investments. On a currency neutral basis, SOP increased 10%.

Reported income from operations for the quarter was $270 million, up 4% compared to the prior year period, including a $1 million unrealized commodity mark-to-market loss. Reported income from operations was $260 million in the prior year period, including $12 million of unrealized commodity mark-to-market gains. Core income from operations was $271 million, up 9% compared to the prior year period.

DPS President and CEO Larry Young said, “We had a strong start to 2015. Our teams continued to persevere though a challenging environment by executing against our key priorities of building our brands with consumers and executing with excellence in the marketplace. We grew both dollar and volume share in CSDs in Nielsen-measured markets, outperforming the category. We expanded distribution and availability across our tea and juice portfolios and launched relevant innovation to address consumers’ changing needs. Our Rapid Continuous Improvement (RCI) capabilities continue to develop across the organization and are helping to drive top-line growth, and we still have a tremendous amount of runway ahead of us.”

EPS reconciliation	First Quarter
	2015	2014	Percent Change
Reported EPS	$0.81	$0.78	4

Unrealized commodity mark-to-market net (gain)	—	(0.04)
Core EPS	$0.81	$0.74	9
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-8 accompanying this release.

Summary of 2015 results	First Quarter
(Percent change)	As Reported	Currency Neutral

BCS Volume	3	3
Sales Volume	2	2
Net Sales	4	5
SOP	7	10
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 3% with carbonated soft drinks (CSDs) increasing 3% and non-carbonated beverages (NCBs) increasing 5%.

By geography, U.S. and Canada volume increased 2%, and Mexico and the Caribbean volume increased 13%.

In CSDs, Peñafiel increased 20% on distribution gains. Our Core 4 brands increased 4%, as a double-digit increase in Canada Dry was partially offset by low-single-digit declines in Sunkist soda and 7UP. A&W was flat in the quarter. Squirt increased 15%, and Schweppes increased 8%. These increases were partially offset by a 1% decline in brand Dr Pepper on continued declines in diet. Fountain foodservice volume increased 1% in the quarter.

In NCBs, Hawaiian Punch volume increased 7% on increased promotional activity and package innovation. Clamato increased 20%, and our water category increased 9%. Snapple increased 5%, driven primarily by high-single-digit growth in Snapple Premium, which was partially offset by our de-emphasis of our value products.

Sales Volume
Sales volumes increased 2% for the quarter.

2015 Segment results	First Quarter
(Percent Change)	As Reported			Currency Neutral
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(2)	1	5	(2)	2	6
Packaged Beverages	4	5	8	4	5	10
Latin America Beverages	13	2	31	13	14	89
Total	2	4	7	2	5	10

Beverage Concentrates
Net sales for the quarter increased 2%, as concentrate price increases taken at the beginning of the year and lower discounts in the quarter were partially offset by a 2% decline in concentrate shipments. SOP increased 6% on net sales growth, a planned reduction in marketing investments and lower IT costs.

Packaged Beverages
Net sales for the quarter increased 5%, as a sales volume increase of 4% and favorable product mix were partially offset by increased promotional activity in the quarter. SOP increased 10% on net sales growth and ongoing productivity improvements.

Latin America Beverages
Net sales for the quarter increased 14%, driven primarily by a 13% increase in sales volumes. SOP increased 89% as net sales growth and ongoing productivity improvements were partially offset by increases in logistics costs and other operating expenses.

Corporate and Other Items
For the quarter, corporate costs totaled $71 million, including a $1 million unrealized commodity mark-to-market loss. Corporate costs in the prior year period were $57 million, including a $12 million unrealized commodity mark-to-market gain.

Net interest expense increased $2 million for the quarter compared to the prior year.

For the quarter, the reported effective tax rate was 35.7%. The prior year effective tax rate was 34.3%, as a $2 million deferred tax benefit due to a New York State law change decreased the effective tax rate by 0.9%.

Cash Flow
For the quarter, the company generated $101 million of cash from operating activities compared to $129 million in the prior year period. Capital spending totaled $20 million compared to $37 million in the prior year period. The company returned $214 million to shareholders in the form of stock repurchases ($135 million) and dividends ($79 million).

2015 Full-Year Guidance
The company continues to expect full-year reported net sales to be up approximately 1% and core EPS to be in the $3.80 to $3.88 range after the impact of foreign currency, which is now expected to negatively impact net sales and core EPS growth by approximately 1% and 3%, respectively.

Packaging and ingredient costs are expected to decrease COGS by about 1% on a constant volume/mix basis.

The company expects its core tax rate to be approximately 35.5%.

The company continues to expect capital spending to be approximately 3% of net sales.

The company expects to repurchase $500 million to $550 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the first quarter comprising January, February and March.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss first quarter results and the outlook for 2015. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-8 accompanying this release and under "Financial Press Releases" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2015 and 2014
(Unaudited, in millions, except per share data)

	For the
	Three Months Ended
	March 31,
	2015	2014
Net sales	$1,451	$1,398
Cost of sales	602	554
Gross profit	849	844
Selling, general and administrative expenses	552	554
Depreciation and amortization	27	29
Other operating expense, net	—	1
Income from operations	270	260
Interest expense	27	26
Interest income	—	(1)
Other income, net	(1)	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	244	236
Provision for income taxes	87	81
Income before equity in earnings of unconsolidated subsidiaries	157	155
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—
Net income	$157	$155
Earnings per common share:
Basic	$0.82	$0.78
Diluted	0.81	0.78
Weighted average common shares outstanding:
Basic	193.0	197.9
Diluted	194.6	199.5

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2015 and December 31, 2014
(Unaudited, in millions, except share and per share data)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$93	$237
Accounts receivable:
Trade, net	572	556
Other	65	61
Inventories	228	204
Deferred tax assets	73	67
Prepaid expenses and other current assets	163	86
Total current assets	1,194	1,211
Property, plant and equipment, net	1,115	1,141
Investments in unconsolidated subsidiaries	13	14
Goodwill	2,990	2,990
Other intangible assets, net	2,680	2,684
Other non-current assets	193	159
Non-current deferred tax assets	67	74
Total assets	$8,252	$8,273
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$350	$289
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	504	3
Income taxes payable	50	10
Other current liabilities	587	672
Total current liabilities	1,555	1,038
Long-term obligations	2,113	2,588
Non-current deferred tax liabilities	828	801
Non-current deferred revenue	1,232	1,250
Other non-current liabilities	303	302
Total liabilities	6,031	5,979
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 192,342,028 and 192,957,696 shares issued and outstanding for 2015 and 2014, respectively	2	2
Additional paid-in capital	546	658
Retained earnings	1,835	1,771
Accumulated other comprehensive loss	(162)	(137)
Total stockholders' equity	2,221	2,294
Total liabilities and stockholders' equity	$8,252	$8,273

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2015 and 2014
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2015	2014
Operating activities:
Net income	$157	$155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	48	50
Amortization expense	8	10
Amortization of deferred revenue	(16)	(16)
Employee stock-based compensation expense	9	11
Deferred income taxes	15	14
Other, net	(17)	(19)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(19)	6
Other accounts receivable	(4)	(5)
Inventories	(26)	(26)
Other current and non-current assets	(81)	(66)
Other current and non-current liabilities	(99)	(55)
Trade accounts payable	67	32
Income taxes payable	59	38
Net cash provided by operating activities	101	129
Investing activities:
Purchase of property, plant and equipment	(20)	(37)
Purchase of cost method investment	(15)	—
Proceeds from disposals of property, plant and equipment	1	—
Other, net	(6)	(1)
Net cash used in investing activities	(40)	(38)
Financing activities:
Net issuance of commercial paper	—	85
Repurchase of shares of common stock	(135)	(60)
Cash paid for shares not yet received	—	(90)
Dividends paid	(79)	(75)
Tax withholdings related to net share settlements of certain stock awards	(26)	(15)
Proceeds from stock options exercised	19	24
Excess tax benefit on stock-based compensation	19	8
Net cash used in financing activities	(202)	(123)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(141)	(32)
Effect of exchange rate changes on cash and cash equivalents	(3)	(1)
Cash and cash equivalents at beginning of period	237	153
Cash and cash equivalents at end of period	$93	$120

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three Months Ended March 31, 2015 and 2014
(Unaudited, in millions)

	For the Three Months Ended March 31,
	2015	2014
Segment Results – Net sales
Beverage Concentrates	$285	$281
Packaged Beverages	1,053	1,006
Latin America Beverages	113	111
Net sales	$1,451	$1,398

	For the Three Months Ended March 31,
	2015	2014
Segment Results – SOP
Beverage Concentrates	$183	$174
Packaged Beverages	141	131
Latin America Beverages	17	13
Total SOP	341	318
Unallocated corporate costs	71	57
Other operating expense, net	—	1
Income from operations	270	260
Interest expense, net	27	25
Other income, net	(1)	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$244	$236

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are on a currency neutral basis.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the three months ended March 31, 2015 and 2014, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. For the three months ended March 31, 2015 and 2014, there were no certain items excluded for comparison to prior year periods.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended March 31, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	1%	5%	2%	4%
Impact of foreign currency	1%	—%	12%	1%
Net sales, as adjusted to currency neutral	2%	5%	14%	5%

	For the Three Months Ended March 31, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	5%	8%	31%	7%
Impact of foreign currency	1%	2%	58%	3%
SOP, as adjusted to currency neutral	6%	10%	89%	10%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2015	2014	Change
Net cash provided by operating activities	$101	$129	$(28)
Purchase of property, plant and equipment	(20)	(37)
Free Cash Flow	$81	$92	$(11)

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2015
	Reported	Mark to Market	Core
Net sales	$1,451	$—	$1,451
Cost of sales	602	(2)	600
Gross profit	849	2	851
Selling, general and administrative expenses	552	1	553
Depreciation and amortization	27	—	27
Other operating expense, net	—	—	—
Income from operations	270	1	271
Interest expense	27	—	27
Interest income	—	—	—
Other income, net	(1)	—	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	244	1	245
Provision for income taxes	87	—	87
Income before equity in earnings of unconsolidated subsidiaries	157	1	158
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—
Net income	$157	$1	$158

Diluted earnings per common share	$0.81	$—	$0.81
Effective tax rate	35.7%		35.5%
Operating margin	18.6%		18.7%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2014
	Reported	Mark to Market	Core
Net sales	$1,398	$—	$1,398
Cost of sales	554	12	566
Gross profit	844	(12)	832
Selling, general and administrative expenses	554	—	554
Depreciation and amortization	29	—	29
Other operating expense, net	1	—	1
Income from operations	260	(12)	248
Interest expense	26	—	26
Interest income	(1)	—	(1)
Other income, net	(1)	—	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	236	(12)	224
Provision for income taxes	81	(4)	77
Income before equity in earnings of unconsolidated subsidiaries	155	(8)	147
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—
Net income	$155	$(8)	$147

Diluted earnings per common share	$0.78	$(0.04)	$0.74
Effective tax rate	34.3%		34.4%
Operating margin	18.6%		17.7%